Exhibit 99.2

For Immediate Release	Contact:	Bob DeFillippo
June 1, 2009		(973) 802-4149

STATEMENT BY PRUDENTIAL FINANCIAL, INC.

Newark, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced that, after conducting a thorough review, management has determined the company will not participate in the U.S. Department of the Treasury’s Capital Purchase Program (CPP).

Prudential Financial, Inc., a financial services leader with approximately $542 billion of assets under management as of March 31, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services.